Alliance One International, Inc.
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EXHIBIT 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
	Contact:	James A. Cooley
NEWS RELEASE		(919) 379-4300

June14, 2006

Alliance One International, Inc. Files for 10-K Reporting Extension

Morrisville, NC - Alliance One International, Inc. (NYSE: AOI) announced today that it will be unable to file its Annual Report on Form 10-K for the fiscal year end March 31, 2006 within the SEC mandated 75 days after fiscal year end (on or before June 14, 2006) without unreasonable effort or expense. The delay relates to the Company’s recent adoption of segment reporting, as further discussed below. The Company expects to file its Annual Report on Form 10-K and issue a press release announcing its results of operations for the year ended March 31, 2006, on or before June 29, 2006.

In connection with a routine SEC comment letter, the Company has recently determined it has separate regional operating segments, in accordance with Statement of Financial Accounting Standards (“SFAS”) No.131, Disclosures about Segments of an Enterprise and Related Information. Pursuant to SFAS No. 131 the Company has aggregated its operating segments except for South America, into one reportable segment, and will provide the required disclosures for these two reportable segments. In accordance with SFAS No.142 Goodwill and Other Intangible Assets, the Company has determined that the reporting unit will be at the operating segment level. Under SFAS No. 142 the Company is required to appropriately allocate the previously reported enterprise goodwill to operating segments and test for impairment as of January 1, 2006, the annual testing date. The first step in this annual test indicated a potential impairment for certain of the operating segments. As part of Step 2, an independent third party has been engaged to complete valuations used in the impairment testing process.  Until this work is completed the Company will not be able to determine the extent of its non-cash goodwill impairment charge for fiscal year 2006, which will have a material impact on its results.

The Company’s results of operations for the fiscal year ended March 31, 2006 will reflect the completion of the merger with Standard Commercial Corporation (“Standard”) on May 13, 2005 and will include Standard’s results of operations for all but the period from April 1 to May 13 of 2005.  The results for the prior fiscal year do not include any of Standard’s results. The summary of operating results that follows is not intended as a complete discussion of results of operations for the periods covered.  The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 will contain a more complete discussion and analysis of the Company’s results of operations.

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Alliance One International, Inc.
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The Company expects to report that sales and other operating revenues increased from $1,300.1 million in 2005 to $2,112.7 million in 2006 primarily as a result of the addition of Standard volumes and corresponding revenues.  Gross profit as a percentage of sales decreased from 15.0% in 2005 to 10.6% in 2006.  Gross profit increased $30.1 million or 15.5% from $194.6 million in 2005 to $224.7 million in 2006.  The increase in gross profit as well as the decrease in gross profit percentage are primarily attributable to two factors: First, while the inclusion of Standard sales contributed significantly to operating results, gross profit on these sales was reduced by $18.0 million as a result of purchase accounting inventory adjustments.  These non-cash adjustments related to the fair value of Standard inventory at May 13, 2005 which was shipped post-merger.  Second, as previously reported, the 2005 Brazilian crop marketed during fiscal 2006 was a poor quality crop due to adverse weather, which negatively impacted growing conditions resulting in tobaccos that did not meet customer quality requirements.  Additionally, Brazilian costs increased over 20% from 2005 to 2006 due to a combination of the strengthening Real versus the U.S. dollar and the effect on tobacco prices and processing costs, as well as inclusion of local intrastate trade taxes following a change in local laws.  Sales price increases were insufficient to cover cost escalations and until the 2005 crop is completely sold it will continue to negatively impact future period operating results in the South American region. Selling, administrative and general expenses increased $39.7 million or 31.9% from $124.4 million in 2005 to $164.1 million in 2006.  The increase is primarily due to additional expenses as a result of the merger and the impact of expenses denominated in foreign currencies, the Brazilian Real in particular.

At this time, the Company cannot reasonably estimate the extent of total restructuring, asset impairment and integration charges that will be recognized during the 2006 fiscal year, due to the reasons described herein.  However, the Company expects to recognize substantial non-cash charges for both goodwill and asset impairment, in addition to $22.2 million of employee severance and other integration related charges as a result of the merger. As a result, the Company expects to report a substantial net loss for the 2006 fiscal year, compared to $13.3 million of net income for the prior fiscal year.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of Alliance One’s management and are subject to significant risks and uncertainties.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, our ability to implement cost savings initiatives, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on Alliance One’s customers.  Additional factors that could cause Alliance One’s results to differ materially from those described in the forward-looking statements can be found in Alliance One’s (previously DIMON Incorporated) Annual Reports on Form 10-K for the fiscal year ended March 31, 2005, and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (www.sec.gov).

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